Exhibit 5.1

By Email Recon Technology, Ltd Room 1902, Building C King Long International Mansion No. 9 Fulin Road Beijing 100107 People’s Republic of China 10 February 2021

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Campbells

Floor 4, Willow House, Cricket Square

Grand Cayman KY1-9010

Cayman Islands

T  +1 345 949 2648

F  +1 345 949 8613

E  rspencer@campbellslegal.com

campbellslegal.com

Our Ref: 11963-16173

Your Ref: Recon Technology, Ltd

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CAYMAN | BVI | HONG KONG

Dear Sirs,

Recon Technology, Ltd

We are Cayman Islands counsel for Recon Technology, Ltd, a Cayman Islands exempted company (the “Company”), in connection with the Company’s Registration Statement on Form F-3 (File No. 333-[ ]) originally filed with the U.S. Securities and Exchange Commission in the United States (the “Commission”) on 10 February 2021 (“Registration Statement”), as amended, relating to the resale (“Resale”) by the selling shareholders identified in the Registration Statement, of up to 9,225,338 ordinary shares of the Company, par value US$0.0925 per share (“Shares”) issuable upon conversion of principal and interest under the Convertible Promissory Notes (as defined below).

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

1	A copy of the Company’s certificate of incorporation issued by the Registrar of Companies on 21 August 2007.

2	Copy of the Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on the 29 January 2015 (the “Shareholders Resolution”) and as filed with the Registrar of Companies on 23 February 2015 certified as true by Shenping Yin pursuant to the Directors Certificate (“Constitutional Documents”).

3	A copy of written resolutions of the Directors of the Company dated 25 November 2020.

4	An electronic copy of the Registration Statement.

5	A copy of the Register of Directors of the Company, certified as true by Shenping Yin pursuant to the Director’s Certificate.

6	Copy of a Certificate of a Director of the Company dated 10 February 2021 (the “Director’s Certificate”).

7	A copy of the Certificate of Good Standing of the Company issued by the Registrar of Companies dated 3 February 2021 (“Certificate Date”).

8	Securities Purchase Agreements entered into by and among the Company and each of Zheng Zansheng/CHENG TSAN SANG, Yang Jianjun, Ouyang Yaozhong/AU YEUNG YIU CHUNG, Lu Weiqing, Lin Zhonglun, Li Lin and Chen Huoyuan (the “Purchase Agreements”) dated 25 November 2020.

9	Convertible Promissory Notes entered into by and among the Company and each of Zheng Zansheng/CHENG TSAN SANG, Yang Jianjun, Ouyang Yaozhong/ AU YEUNG YIU CHUNG, Lu Weiqing, Lin Zhonglun, Li Lin and Chen Huoyuan (the “Convertible Promissory Notes”) dated 25 November 2020.

The Purchase Agreements and the Convertible Promissory Notes hereinafter referred to as the “Documents” and together with the Registration Statement the “Transaction Documents”. The documents set out in paragraphs 1-7 (inclusive) above hereinafter referred to as the “Corporate Documents”.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) that would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Transaction Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c)	that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(d)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Transaction Documents and any other documents reviewed by us;

(e)	the Constitutional Documents will not be amended in any manner that would affect the opinions set out herein;

(f)	the Company will issue the Shares in furtherance of its objects set out in its Constitutional Documents;

(g)	that upon issuance of the Shares the Company will receive consideration for the full issue price which shall not be less than the par value thereof;

(h)	the capacity, power and authority of each of the parties to the Documents, other than the Company where a party, to enter into and perform its respective obligations under the Documents and due execution by each of such parties (other than the Company) of the Documents;

(i)	that there is no provision of the law of any jurisdiction and nothing underlying any law (other than the Cayman Islands) which would have any implication in relation to, or which might affect, the opinions expressed herein;

(j)	the validity and binding effect under the laws of the Commonwealth of Virginia of the Transaction Documents in accordance with their respective terms including submission by the Company to the exclusive jurisdiction of the state and federal courts of the United States of America located in the City of Richmond, Virginia;

(k)	the validity and binding effect under the laws of the United States of America of the Registration Statement;

(l)	the Resale and the transactions contemplated thereunder complies with the requirements of the applicable rules of the Nasdaq Stock Market; and

(m)	that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Transaction Documents or which materially affect, amend or vary the transactions contemplated by the Registration Statement.

Based upon the foregoing and in reliance thereon, it is our opinion that:

(i)	As of the Certificate Date, the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands;

(ii)	The Shares as described in the Registration Statement have been duly authorised and will, upon (i) upon conversion of the Convertible Promissory Notes, (ii) the receipt of full payment, issuance and delivery in accordance with the terms of Convertible Promissory Notes described in the Registration Statement and (iii) registration in the register of members (shareholders) of the Company, be validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the following reservations and qualifications:

1	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

2	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

3	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Transaction Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

4	To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies. The annual fees are payable by the Company and will not affect the non-assessable nature of the Shares.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Commission and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Campbells

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